CAROLINA FINANCIAL CORPORATION

2013 EQUITY PLAN

Restricted Stock Award Grant Notice

Participant Name:

Company:

Notice:	A summary of the terms of your grant of Restricted Shares is set out in this notice (the “Grant Notice”) but subject always to the terms of the Carolina Financial Corporation 2013 Equity Incentive Plan (the “Plan”) and the Restricted Stock Award Agreement (the “Award Agreement”). In the event of any inconsistency between the terms of this Grant Notice, the terms of the Plan and the Award Agreement, the terms of the Plan and the Award Agreement shall prevail.

Type of Award:	Restricted Stock Award

Stock:	Shares of common stock, $0.01 par value per share, of the Company

Number of Shares
of Stock Subject
to Grant:

Grant Date:

Vesting Schedule:	Restricted Shares granted will vest (i.e., restrictions shall lapse) in accordance with the following schedule, provided that you have provided continuous employment to the Company or any Participating Employer through each such vesting date:

First anniversary of the Grant Date – vested

Second anniversary of the Grant Date – an additional vested

Third anniversary of the Grant Date – an additional vested.

Fourth anniversary of the Grant Date – an additional vested.

Fifth anniversary of the Grant Date – an additional vested.

In addition, the Restricted Shares granted will not vest until .

In the event of a Change of Control, all unvested Restricted Shares will automatically vest in full immediately prior to the consummation of the Change of Control.

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Acceptance:	You acknowledge receipt of, and understand and agree to, this Grant Notice, the Award Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company or any Participating Employer regarding the Restricted Shares and supersede all prior oral and written Award Agreements on the subject.

IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Grant Notice as of the Grant Date.

CAROLINA FINANCIAL CORPORATION	PARTICIPANT

By: ________________________________	_____________________________

Print Name: __________________________	[Name]

Title: _______________________________	Address: _____________________

_____________________________

_____________________________

Attachments:

1.	Restricted Stock Award Agreement
2.	2013 Equity Incentive Plan

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CAROLINA FINANCIAL CORPORATION

Restricted Stock Award Agreement

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) and this Restricted Stock Award Agreement (this “Award Agreement”), Carolina Financial Corporation (the “Company”) has granted the Participant, as identified in the Grant Notice, the number of restricted shares of the Company’s Common Stock under the Company’s 2013 Equity Incentive Plan (the “Plan”) indicated in the Grant Notice (the “Restricted Shares”). Capitalized terms not defined in this Award Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice, respectively.

1.                  Restrictions and Vesting Schedule. The Restricted Shares are being awarded to Participant subject to the transfer and forfeiture conditions set forth in this Award Agreement and the Plan (the “Restrictions”). Subject to the provisions of Section 2 below, the Restricted Shares will vest, and Restrictions shall lapse, as provided in the Participant’s Grant Notice. The period from the Date of Grant through the last Vesting Date set forth in the Grant Notice is referred to as the “Restriction Period.” Except to the extent vesting accelerates pursuant to the terms of the Grant Notice or Section 2 below, any unvested Restricted Shares shall be automatically forfeited upon Participant’s Termination from Service.

2.                  Acceleration of Vesting upon a Change in Control. In the event of a Change of Control, all unvested Restricted Shares will automatically vest in full immediately prior to the consummation of the Change of Control.

3.                  Assignment or Transfer of Shares. Unless otherwise provided by the Board, prior to the vesting of the Restricted Shares, Participant may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares still subject to Restrictions. The Restricted Shares shall be forfeited if Participant violates or attempts to violate these transfer Restrictions. After any Stock has been released from the Restrictions, Participant shall not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any interest in the Stock except in compliance with the provisions herein and the provisions of applicable securities laws.

4.                  Delivery of Shares. The Company shall enter such Award of Restricted Stock in book entry form with appropriate restrictions noted with respect thereto.

5.                  Rights of Participant. Subject to the provisions of this Award Agreement, Participant shall exercise all rights and privileges of a shareholder of the Company with respect to the Restricted Shares deposited pursuant to Section 4. Participant shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Stock and for the purpose of exercising any voting rights relating to such shares of Stock, even if some or all of such shares of Stock have not yet vested and been released from the Restrictions.

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6.                  Restrictive Legends. The Company’s book entry notations representing the Stock shall have been noted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH RESTRICTED STOCK AWARD IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

The Company shall remove or cause the removal of the foregoing legend as and to the extent of the lapse of the applicable Restrictions.

7.                  Section 83(b) Election. Participant understands that Section 83(a) of the Code taxes as ordinary income the difference between the amounts paid for the Stock and the fair market value of the Stock as of the date any Restrictions on the Stock lapse. Participant understands that Participant may elect to be taxed at the time the Restricted Shares are granted rather than when and as the Restrictions lapse, by filing an election under Section 83(b) (“83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the Date of Grant. Even if the fair market value of the Restricted Shares at the time of the Grant equals the amount paid for the Stock, if any, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Participant understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Participant. Participant further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the Grant Date in connection with this Award Agreement falls. Participant further acknowledges and understands that it is Participant’s decision as to whether to file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Stock hereunder, and does not purport to be complete. Participant further acknowledges that the Company has directed Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Participant may reside, and the tax consequences of Participant’s death. Participant assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the Restrictions on the Stock.

8.                  Refusal to Transfer. The Company shall not be required to transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Award Agreement.

9.                  No Employment Rights. This Award Agreement is not an employment contract and nothing in this Award Agreement shall confer upon the Participant any right to continued employment with or service to the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time.

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10.              Governing Plan Document. The Restricted Shares granted hereunder are subject to all the provisions of the Plan, the provisions of which are hereby incorporated by reference herein, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Capitalized terms used herein and not defined shall have the meanings assigned in the Plan. In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

11.              Adjustments. The Restricted Shares shall be subject to adjustments as provided in Sections 4, 8, 9, 10 and 13 of the Plan.

12.              Acknowledgements. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision.

13.              Miscellaneous.

(a)                Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five business days after deposit in the United States Mail postage prepared by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case notice, request, waiver or other communication shall be effectively given upon receipt) and address to the party to be notified as set forth above; or (d) two business days after deposit with a national recognized overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its notice address by giving the other party ten days’ written of the new address in the manner set forth above.

(b)               Successors and Assigns. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Participant, Participant’s successors, and assigns.

(c)                Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to principles of conflict of laws.

(d)               Entire Award Agreement; Amendment. This Award Agreement, along with the Grant Notice and the Plan constitute the entire Award Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Award Agreement may only be amended as described in Section 10 of the Plan.

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ATTACHMENT A

ELECTION UNDER SECTION 83(B)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to §83(b) of the Internal Revenue Code, to include in taxpayer’s gross income or alternative minimum tax income, as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.          The taxpayer’s name, address and taxpayer identification number are as follows:

Name:

Address:

SS#

2.            Description of property with respect to which the election is being made:

shares of Common Stock of Carolina Financial Corporation, a South Carolina corporation (the “Company”) granted pursuant to a Restricted Stock Award under the Company’s Equity Incentive Plan.

3.            The date on which the property was transferred is.

The taxable year for which the election is made is calendar year .

4.            The property is subject to the following restrictions:

The Restricted Shares are subject to a vesting schedule pursuant to which restrictions on transfer will lapse.

5.          The fair market value at time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of such property is $           .

6.          Furnishing statement to employer:

A copy of this statement has been furnished to the Company.

Dated:	_______________________________________
Taxpayer:

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